Exhibit 10.9
AMENDMENT TO
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
This Amendment to Key Executive Employment and Severance Agreement (“Amendment”) is made and entered into as of the 30th day of November, 2023, by and between Pentair plc, an Irish public limited company (hereinafter referred to as the “Company”), and ________________ (hereinafter referred to as the “Executive”).

W I T N E S S E T H

        WHEREAS, the Executive and the Company are parties to a Key Executive Employment and Severance Agreement made and entered into as of the ___ day of ____________, 20__ (the “KEESA”); and

        WHEREAS, the Executive and the Company have mutually agreed to amend the KEESA on the terms and conditions set forth in this Amendment to ensure that the Company complies with the recently adopted requirements of the Securities and Exchange Commission rules and New York Stock Exchange (“NYSE”) listing standards so that the Company can remain listed on the NYSE.

NOW, THEREFORE, in accordance with Section 19 of the KEESA, and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

    1.    Section 16 of the KEESA is hereby deleted in its entirety and replaced with the following language:

16.    Payment Obligations Absolute. The Company’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else, except as provided in this Section 16. Except as provided in Section 15, all amounts payable by the Company hereunder shall be paid without notice or demand. Except pursuant to any recoupment, clawback or similar policies adopted by the Company from time to time in response to any recoupment, clawback or similar requirements made applicable to the Company from time to time by law, regulation or listing standards, each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.
2.    All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the KEESA.

3.    Other than as expressly provided in this Amendment, the KEESA shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
PENTAIR PLC
By:

John Stauch
Its: President and Chief Executive Officer
Attest:
Karla Robertson
Its: Executive Vice President, General Counsel, Secretary and Chief Social Responsibility Officer
EXECUTIVE:

Name: